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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         NORTHROP GRUMMAN CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                          [LOGO OF NORTHROP GRUMMAN]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

                                    NOTICE

  The Annual Meeting of Stockholders of Northrop Grumman Corporation (the "Company") will be held on Wednesday, May 17, 2000 at 10:00 a.m. at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401.

  Stockholders at the close of business on March 21, 2000 are entitled to vote at the Annual Meeting. The following items are on the agenda:


    (1) Election of three Class III directors, each for a three year term expiring in 2003;

    (2) Proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year ending December 31, 2000;

    (3) Stockholder proposal regarding offset commitments;

    (4) Other business as may properly come before the Annual Meeting or any adjournments thereof.

                                          By order of the Board of Directors,

                                          /s/ John H. Mullan
                                          John H. Mullan
                                          Corporate Vice President and
                                           Secretary

1840 Century Park East
Los Angeles, California 90067

April 3, 2000


                                   IMPORTANT

 To assure your representation at the Annual Meeting, please sign, date and return the enclosed proxy card for which a return envelope is provided. No postage is required if mailed in the United States.

 You may also vote by telephone or over the Internet. For instructions on electronic voting please see page 3 of this Proxy Statement or the proxy card.

                                PROXY STATEMENT

                              GENERAL INFORMATION

  This proxy statement is issued in connection with solicitation of the enclosed proxy by the Board of Directors of Northrop Grumman Corporation (the "Company" or "Northrop Grumman") for use at the Company's 2000 Annual Meeting of Stockholders (the "Annual Meeting"). The Company's principal office is located at 1840 Century Park East, Los Angeles, California, 90067. This proxy material will be sent to stockholders beginning approximately April 3, 2000.

OUTSTANDING SECURITIES

  On March 21, 2000 there were 69,798,701 shares of the Company's common stock, par value $1.00 per share ("Common Stock"), outstanding. Holders of record at the close of business on that date are entitled to vote at the Annual Meeting. Each share is entitled to one vote.

VOTING AT THE MEETING OR BY PROXY

  Shares represented by a properly executed proxy in the accompanying form will be voted at the meeting in accordance with the stockholder's instructions. If no instructions are given, the shares will be voted according to the Board of Directors' recommendations. Therefore, if no instructions are given, the persons named on the card will vote FOR Proposal One to elect the three director nominees listed under "Election of Directors", FOR Proposal Two to ratify the appointment of Deloitte & Touche LLP as auditors of the Company for the year ending December 31, 2000 and AGAINST Proposal Three, the stockholder proposal regarding offset commitments.

  A stockholder who executes a proxy may revoke it at any time before its exercise by delivering a written notice of revocation to the Corporate Secretary or by signing and delivering another proxy that is dated later. A stockholder attending the meeting in person may revoke the proxy by giving notice of revocation to an inspector of election at the meeting or voting at the meeting. If any other matters are properly brought before the meeting, the enclosed proxy card gives discretionary authority to the persons named on the card to vote the shares in their best judgment.

  With respect to the election of directors, stockholders may vote in favor of all nominees, or withhold their votes as to all nominees or specific nominees. There is no box to "abstain", but checking the box on the enclosed proxy card that withholds authority to vote for a nominee is the equivalent of abstaining. The three nominees receiving the greatest number of votes cast for the election of directors by shares entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors.

  With respect to any proposal other than the election of directors, stockholders may vote in favor of the proposal, or against the proposal, or abstain from voting. The affirmative vote of the majority of shares entitled to vote and present in person or by proxy at the Annual Meeting is required for approval. A stockholder who signs and submits a ballot or proxy is "present", so an abstention will have the same effect as a vote against the proposal.

  Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange ("NYSE") are permitted to vote their clients' proxies in their own discretion as to the election of directors if the clients have not furnished voting instructions within ten days of the meeting. Certain proposals other than the election of directors are "non-discretionary" and brokers who have received no instructions from their clients do not have discretion to vote on those items. When a broker votes a client's shares on some but not all of the proposals at a meeting, the missing votes are referred to as "broker non-votes". Those shares will be included in determining the presence of a quorum at the meeting, but are not considered "present" for purposes of voting on the non-discretionary proposals. They have no impact on the outcome of any proposals included within this Proxy Statement.

                      VOTING BY TELEPHONE OR THE INTERNET

  Registered stockholders and participants in the Company's employee stock ownership plans may vote their shares over the telephone or on the Internet. The law of Delaware, under which the Company is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the shareholder. The voting procedures available to registered shareholders for the Annual Meeting are designed to authenticate each shareholder by use of a Control Number, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded.

  Registered shareholders and plan participants may go to http://www.eproxyvote.com/noc to vote on the Internet. They will be required to provide the Control Numbers contained on their proxy cards. After providing the correct Control Number, the voter will be asked to complete an electronic proxy card. The votes will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any registered shareholder or plan participant using a touch-tone telephone may also vote by calling 1-877-779-8683 (toll-free) and following the recorded instructions.

  Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than the Company's proxy card. Beneficial owners may also be able to vote by telephone or the Internet. They should follow the instructions on the form they receive from their bank, broker, or other agent.

  The method of voting used will not limit a shareholder's right to attend the Annual Meeting.

VOTING SECURITIES

  On December 31, 1999, there were 69,719,182 shares of the Company's Common Stock outstanding. The following entities beneficially owned, to the Company's knowledge, more than five percent of the outstanding Common Stock:

                                                    Amount and Nature
                                                      of Beneficial   Percent
   Name and Address of Beneficial Owner                 Ownership     of Class
   ------------------------------------             ----------------- --------
   U.S. Trust Company, N.A.(a)(b).................. 8,910,704 shares   12.78%
    555 So. Flower St., Los Angeles, CA 90071-2429

   Wellington Management Company, LLP(c)........... 4,763,260 shares    6.83%
    75 State Street, Boston, MA 02109

-------
(a) This information was provided by U.S. Trust Company, N.A. ("U.S. Trust Company") in a Schedule 13G filed with the SEC on February 4, 2000. U.S. Trust Company is an Investment Manager (the "Investment Manager") for the Northrop Grumman Pension Plan and the pension plans for certain divisions of the Company (the "Pension Plans"); the Corporation has established a Master Trust with State Street Bank and Trust Company as Trustee ("Trustee"). Under the Master Trust, the Investment Manager has responsibility for the management and control of the Northrop Grumman shares held in the Master Trust as assets of the Pension Plans. The Investment Manager has shared dispositive and voting power over 8,910,704 shares held in the Master Trust between Northrop Grumman Corporation and the Trustee. This total includes 4,829,637 shares (6.93%) held for the account of employee participants in the Employee Stock Ownership Plan portion of the Northrop Grumman Savings and Investment Plan for which U.
    S. Trust Company acts as a trustee.

(b) These shares are held for the account of (but not beneficially owned by) the Trustee. The Investment Manager has voting power over these shares, except in the event of a contested election of directors or in connection with a tender offer. In such cases, the shares are voted in accordance with instructions received from eligible participants in the Pension Plans and undirected shares are voted in the same proportion as shares for which instructions are received.

(c) This information was provided by Wellington Management Company, LLP ("Wellington") in a Schedule 13G filed with the SEC on February 11, 2000. According to Wellington, as of the date set forth above, Wellington had shared dispositive power over 4,739,260 shares but shared voting power over only 1,125,900 shares.

Stock Ownership of Officers and Directors

  The following table shows beneficial ownership (as defined by applicable rules for proxy statement reporting purposes) of the Common Stock as of March 21, 2000 (the Annual Meeting record date) by each director and nominee, by the Chief Executive Officer and the other four most highly compensated executive officers (collectively, the "Named Executive Officers") and all directors and executive officers as a group. Each individual owned less than 1% of the outstanding Common Stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares owned by such person. No family relationship exists between any of the directors or executive officers of the Company.

                                           Number of          Percentage of
                                             Shares         Outstanding Shares
                                     Beneficially Owned (6) Beneficially Owned
                                     ---------------------- ------------------
Directors
  Jack R. Borsting..................           7,252(1)               *
  John T. Chain, Jr.................           7,334                  *
  Jack Edwards......................           6,743                  *
  Vic Fazio.........................               0                  *
  Phillip Frost.....................          16,487                  *
  Robert A. Lutz....................           6,260                  *
  Aulana L. Peters..................          10,539                  *
  John E. Robson....................          11,181                  *
  Richard M. Rosenberg..............           8,721                  *
  John Brooks Slaughter.............           6,334                  *
  Richard J. Stegemeier.............           8,713(2)               *
Named Executive Officers
  Kent Kresa (3)....................         632,978(4)               *
  Richard B. Waugh, Jr..............          77,517(5)               *
  Herbert W. Anderson...............          54,007                  *
  James G. Roche....................          41,144                  *
  Ralph D. Crosby, Jr...............          63,913                  *
Directors and Executive Officers as
 a Group (21 persons)...............       1,113,229               1.60

--------
* The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.
(1) Includes 1,200 shares held in the Borsting Family Trust of which Dr. Borsting is trustee.
(2) Includes 1,000 shares held in the Richard J. Stegemeier Family Trust of which Mr. Stegemeier and his wife are trustees.
(3)  Mr. Kresa also serves as Chairman of the Board.
(4) Includes 422,474 shares held by the Kresa Family Trust of which Mr. Kresa is trustee.
(5) Includes 28,992 shares held by the Waugh Family Trust of which Mr. Waugh and his wife are trustees.
(6) Includes options exercisable within 60 days and shares or share equivalents beneficially owned under one or more of the Company's compensation or benefit plans, respectively, as follows: J.R. Borsting 5,000 and 0 shares; J.T. Chain 5,500 and 0 shares; J. Edwards 5,500 and 225 shares; V. Fazio 0 and 0 shares; P. Frost 5,000 and 666 shares; R. A. Lutz 4,500 and 551 shares; A.L. Peters 5,500 and 2,623 shares; J.E. Robson 5,500 and 2,498 shares; R.M. Rosenberg 5,500 and 656 shares; J.B. Slaughter 5,500 and 0 shares; R.J. Stegemeier 5,500 and 0 shares; K. Kresa 161,400 and 5,178 shares; R.B. Waugh 45,250 and 3,275 shares; H. W. Anderson 40,620 and 1,488 shares; J.G. Roche 22,500 and 612 shares; and R.D. Crosby 39,900 and 2,757 shares.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

  The Company's Certificate of Incorporation provides for a classified Board of Directors. Three directors in Class III will be elected at the 2000 Annual Meeting to hold office for three years until the 2003 Annual Meeting of Stockholders or until their successors have been elected and qualified. Unless instructed otherwise, the persons named in the accompanying proxy will vote the shares represented by such proxy for the election of the three Class III Director Nominees listed in the table below. If any nominee becomes unavailable for election to the Board of Directors, an event which is not anticipated, the persons named as proxies have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment.

  The following information, furnished with respect to each of the three nominees for election as a Class III director, and each of the four Class I and four Class II directors whose terms continue after the Annual Meeting, is obtained from the Company's records or from information furnished directly by the individual to the Company. All the nominees are presently serving on the Board of Directors. Members of the Board of Directors are generally ineligible to stand for election if they will have attained age 70 by the date of the Company's Annual Meeting of Stockholders at which such election is held. Jack Edwards, a current Class III director, is ineligible to stand for election by reason of this policy.

                      NOMINEES FOR DIRECTOR -- CLASS III

JOHN T. CHAIN, JR., 65.  General, United States Air Force (Ret.) and Chairman of
                         the Board, Thomas Group, a management consulting company.

 Elected 1991

  During his military career, General John T. Chain held a number of Air Force commands. In 1978, he became military assistant to the Secretary of the Air Force. In 1984, he became the Director of Politico-Military Affairs, Department of State. General Chain has been Chief of Staff of Supreme Headquarters Allied Powers Europe, and Commander in Chief, Strategic Air Command, the position from which he retired in February 1991. In March 1991, he became Executive Vice President for Burlington Northern Railroad, serving in that capacity until February 1996. In December 1996, he assumed the position of President of Quarterdeck Equity Partners, Inc. and in May 1998, he became Chairman of the Board of Thomas Group, Inc. He is also a director of Nabisco Holding Group, Inc., R.J. Reynolds, Inc. and Kemper Insurance Company.

VIC FAZIO, 57.           Senior Partner, Clark & Weinstock, a consulting firm.

 Elected 2000

  Vic Fazio served as a Member of Congress for 20 years representing California's third congressional district. During that time he served as a member of the Armed Services, Budget and Ethics Committees and was a member of the House Appropriations Committee where he served as Subcommittee Chair or ranking member for 18 years. Mr. Fazio was a member of the elected Democratic Leadership in the House from 1991-1998 including four years as Chair of the Democratic Caucus, the third ranking position in the party. From 1975 to 1978 Mr. Fazio served in the California Assembly and was a member of the staff of the California Assembly Speaker from 1971 to 1975. Upon leaving Congress in early 1999, he became a Senior Partner at Clark & Weinstock, a strategic communications consulting firm. He is a member of numerous boards including The California Institute, Coro National Board of Governors, the U.S. Capitol Historical Society and the Board of Visitors, The University of California at Davis.

KENT KRESA, 62.          Chairman, President and Chief Executive Officer.

 Elected 1987

  Before joining the Company, Kent Kresa was associated with the Lincoln Laboratory of M.I.T. and the Defense Advanced Research Projects Agency of the Department of Defense. In 1975, he joined the Company as Vice President and Manager of the Company's Research and Technology Center. He became General Manager of the Ventura Division in 1976, Group Vice President of the Aircraft Group in 1982 and Senior Vice President for Technology and Development in 1986. Mr. Kresa was elected President and Chief Operating Officer of the Company in 1987. He was named Chief Executive Officer in 1989 and Chairman of the Board in 1990. Mr. Kresa is a member of the National Academy of Engineering and is past Chairman of the Board of Governors of the Aerospace Industries Association. He is also an Honorary Fellow of the American Institute of Aeronautics and Astronautics. He serves on the Board of Directors of the W.M. Keck Foundation and on the Board of Trustees of the California Institute of Technology, and serves as a director of Avery Dennison Corporation, Atlantic Richfield Company, the Los Angeles World Affairs Council, the John Tracy Clinic and Eclipse Aviation. He is also a Member of the Corporation, Draper Laboratories, Inc. and serves on the Board of Governors of the Performing Arts Center of Los Angeles.

Vote Required

  The vote of a plurality of the shares of Common Stock voting at the Annual Meeting (with each share entitled to one vote) is required for the election of directors.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE THREE NOMINEES FOR DIRECTOR LISTED ABOVE.

                        CONTINUING DIRECTORS -- CLASS I

JACK R. BORSTING, 71.  E. Morgan Stanley Professor of Business Administration
                       and Director of the Center for Telecommunications Management, University of Southern California.

 Elected 1991

  Dr. Jack R. Borsting was at the Naval Postgraduate School in Monterey, California from 1959 to 1980. During his tenure at Monterey, he was professor of Operations Research, Chairman of the Department of Operations Research and Administration Science, and Provost and Academic Dean. Dr. Borsting was Assistant Secretary of Defense (Comptroller) from 1980 to 1983 and Dean of the School of Business at the University of Miami from 1983 to 1988. From 1988 to 1994, he was the Robert R. Dockson professor and Dean of the School of Business Administration at the University of Southern California, Los Angeles. He is past president of both the Operations Research Society of America and the Military Operations Research Society. He is currently Chairman of the Board of Trustees of the Orthopedic Hospital of Los Angeles and serves as a director of Whitman Education Group and TRO Learning, Inc. He is also a trustee of the Rose Hills Foundation.

AULANA L. PETERS, 58.  Partner, Gibson, Dunn & Crutcher.

 Elected 1992

  Aulana L. Peters joined the law firm of Gibson, Dunn & Crutcher in 1973. In 1980, she was named a partner in the firm and continued in the practice of law until 1984 when she accepted an appointment as Commissioner of the Securities and Exchange Commission. In 1988, after serving four years as a Commissioner, she returned to Gibson, Dunn & Crutcher. Ms. Peters is a director of Callaway Golf Company, Minnesota Mining and Manufacturing Company, and Merrill Lynch & Co., Inc. She is also a member of the Board of Directors of Community Television for Southern California (KCET) and of the Legal Advisory Board of the National Association of Securities Dealers. Ms. Peters is a member of the Financial Accounting Standards Board Steering Committee for its Financial Reporting Project and is a member of the Public Oversight Board's Panel on Audit Effectiveness.

RICHARD M. ROSENBERG, 69. Chairman of the Board and Chief Executive Officer
                          (Ret.), BankAmerica Corporation and Bank of America NT&SA.

 Elected 1991

  Richard M. Rosenberg was the Chairman of the Board and Chief Executive Officer of BankAmerica Corporation ("BAC") and Bank of America ("BoA") from 1990 to 1996. He had served as President since February 1990 and as Vice Chairman of the Board and a director of BAC and the BoA since 1987. Before joining BAC, Mr. Rosenberg served as President and Chief Operating Officer of Seafirst Corporation and Seattle-First National Bank, which he joined in 1986. Mr. Rosenberg is a retired Commander in the U.S. Navy Reserve, a director of Airborne Express Corporation, SBC Communications, Chronicle Publishing, Pacific Life Insurance Company, and Bank of America Corporation and a member of the Board of Trustees of the California Institute of Technology.

RICHARD J. STEGEMEIER, 72. Chairman Emeritus of the Board of Directors, Unocal
                           Corporation, an integrated petroleum company.

 Elected 1990

  Richard J. Stegemeier joined Union Oil Company of California, principal operating subsidiary of Unocal Corporation ("Unocal"), in 1951. He became President and Chief Operating Officer in 1985, and President and Chief Executive Officer in 1988. In 1989 he was elected Chairman of the Board, the position from which he retired in 1995. Mr. Stegemeier is a member of the National Academy of Engineering and a director of Foundation Health Systems, Inc., Halliburton Company, SempraEnergy and Montgomery Watson, Inc.

                       CONTINUING DIRECTORS -- CLASS II

PHILLIP FROST, 63. Chairman of the Board and Chief Executive Officer, IVAX
                   Corporation, a pharmaceutical company.

 Elected 1996

  Dr. Phillip Frost has served as Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation since 1987. He was Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 to 1986. He is Chairman of Whitman Education Group, and Vice Chairman of the Board of Directors of North American Vaccine, Inc., and Continucare Corporation. He is also a Trustee of the Board of the University of Miami and a member of the Board of Governors of the American Stock Exchange.

ROBERT A. LUTZ, 68. Chairman and Chief Executive Officer, Exide Corporation, a
                    battery manufacturing company.

 Elected 1997

  Robert A. Lutz has served as Chairman and Chief Executive Officer of Exide Corporation since December 1998. Previously he had joined Chrysler Corporation in 1986 as Executive Vice President of Chrysler Motors Corporation and was elected a director of Chrysler Corporation that same year. He was elected President in 1991 and Vice Chairman in 1996. He retired from Chrysler Corporation in July 1998. Prior to joining Chrysler Corporation, Mr. Lutz held senior positions with Ford Motor Company, General Motors Corporation Europe and Bavarian Motor Werke. He is an executive director of the National Association of Manufacturers and a member of the National Advisory Council of the University of Michigan School of Engineering, the Board of Trustees of the U.S. Marine Corps University Foundation and the Advisory Board of the University of California-Berkeley, Haas School of Business. Mr. Lutz is also a director of ASCOM Holdings, A.G. and Silicon Graphics, Inc.

JOHN E. ROBSON, 69. Senior Advisor, Robertson Stephens, a Fleet Boston Financial
                    Company, investment bankers.

 Elected 1993

  From 1989 to 1993, John E. Robson served as Deputy Secretary of the United States Treasury. He was Dean and Professor of Management at the Emory University School of Business Administration from 1986 to 1989 and President and Chief Executive Officer and Executive Vice President and Chief Operating Officer of G.D. Searle & Co., a pharmaceutical company, from 1977 to 1986. Previously, he held government posts as Chairman of the U.S. Civil Aeronautics Board, regulator of the airline industry and Under Secretary of the U.S. Department of Transportation, and engaged in the private practice of law as a partner of Sidley and Austin. Mr. Robson is a director of Exide Corporation, Monsanto Company and ProLogis Trust. He is also a Distinguished Visiting Fellow of the Hoover Institution at Stanford University, a Visiting Fellow at the Heritage Foundation and a director of the University of California San Francisco Foundation.

JOHN BROOKS SLAUGHTER, 66. President Emeritus, Occidental College, and Melbo
                           Professor of Leadership in Education, University of Southern California.

 Elected 1993

  Dr. John Brooks Slaughter held electronics engineering positions with General Dynamics Convair and the U.S. Navy Electronics Laboratory. In 1975, he became Director of the Applied Physics Laboratory of the University of Washington. In 1977, he was appointed Assistant Director for Astronomics, Atmospherics, Earth and Ocean Sciences at the National Science Foundation. From 1979 to 1980, he served as Academic Vice President and Provost of Washington State University. In 1980, he returned to the National Science Foundation as Director and served in that capacity until 1982 when he became Chancellor of the University of Maryland, College Park. From 1988 to July 1999, Dr. Slaughter was President of Occidental College in Los Angeles. In August 1999, he assumed the position of Melbo Professor of Leadership in Education at the University of Southern California. He is a member of the National Academy of Engineering, a fellow of the American Academy of Arts and Sciences and serves as a director of Atlantic Richfield Company, Avery Dennison Corporation, Solutia, Inc. and International Business Machines Corporation.

Committees of the Board of Directors

  The Board of Directors has Audit, Compensation and Management Development, Nominating and Corporate Governance, Finance and Public Issues and Policy Committees. The membership of these committees is usually determined at the organizational meeting of the Board held in conjunction with the Annual Meeting. The membership of each committee is as follows, with the chairman listed first:

                          Compensation and       Nominating and                              Public Issues
        Audit          Management Development Corporate Governance        Finance             and Policy
---------------------  ---------------------- --------------------- -------------------- ---------------------
Jack Edwards           Richard J. Stegemeier  Jack R. Borsting      Richard M. Rosenberg Aulana L. Peters
Jack R. Borsting       Jack R. Borsting       John T. Chain, Jr.    John T. Chain, Jr.   Phillip Frost
Vic Fazio              John T. Chain, Jr.     Richard M. Rosenberg  Jack Edwards         Robert A. Lutz
Aulana L. Peters       Jack Edwards           John Brooks Slaughter Phillip Frost        John Brooks Slaughter
John Brooks Slaughter  John E. Robson                               Robert A. Lutz       Richard J. Stegemeier
Richard J. Stegemeier                                               John E. Robson

Audit Committee

  The Audit Committee meets periodically with both the Company's independent auditors and the Company's chief internal auditor to review audit results and the adequacy of the Company's system of internal controls. In addition, the Audit Committee recommends to the Board of Directors the appointment or discharge of the Company's independent auditors, and reviews professional services of a non-audit nature to be provided by the independent auditors to evaluate the impact of undertaking such added services on the independence of the auditors. The Audit Committee held seven meetings in 1999.

Compensation and Management Development Committee

  The Compensation and Management Development Committee (the "Compensation Committee") recommends to the Board of Directors the base salary and incentive compensation of all elected officers and takes final action with respect to base salary and incentive compensation for certain other officers and key employees. It reviews the Company's compensation policies and management actions to assure the succession of qualified officers. The Committee also establishes the Company's annual performance objectives under the incentive compensation plans and recommends to the Board of Directors the amounts to be appropriated for awards under such plans and under the Company's 1973 Incentive Compensation Plan (the "1973 Incentive Plan"). The Committee grants awards under and administers the Company's Stock Plans (as defined below) and recommends to the Board of Directors all compensation plans in which Company officers are eligible to participate. The Compensation and Management Development Committee held nine meetings in 1999.

Nominating and Corporate Governance Committee

  The Nominating and Corporate Governance Committee reviews candidates to serve as directors and recommends to the Board of Directors nominees for election. The activities and associations of each candidate are examined to ensure that there is no legal impediment, conflict of interest or other consideration that might prevent service on the Board of Directors. In making its selection, the Board of Directors bears in mind that the foremost responsibility of a Northrop Grumman director is to represent the interests of the stockholders as a whole. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders if such nominations have been submitted in writing, accompanied both by a description of the proposed nominee's qualifications and an indication of the consent of the proposed nominee and relevant biographical information. The recommendation should be addressed to the Nominating and Corporate Governance Committee in care of the Secretary of the Company. In addition, the Nominating and Corporate Governance Committee makes recommendations to the Board of Directors concerning the composition and size of the Board of Directors, candidates to fill vacancies, the remuneration of non-employee directors, and matters of corporate governance as appropriate. The Nominating and Corporate Governance Committee held six meetings in 1999.

Finance Committee

  The Finance Committee reviews and makes recommendations concerning proposed dividend actions and issuance of debt or equity securities. The Finance Committee considers and makes recommendations for final action by the Board on contracts, programs, acquisitions, mergers or divestments of an unusual or material nature. The Finance Committee also reviews the investment performance of the employee benefit plans, capital asset requirements and short-term investment policy when appropriate. The Finance Committee held six meetings in 1999.

Public Issues and Policy Committee

  On March 15, 2000 the Board of Directors approved a change in name of the Executive and Public Policy Committee to the Public Issues and Policy Committee. This Committee reviews and monitors the Northrop Grumman Employees Political Action Committee and makes policy and budget recommendations to the Board on proposed charitable contributions and aid to higher education. The Public Issues and Policy Committee reviews and approves the Company's policy for engaging the services of consultants and commission agents. The Public Issues and Policy Committee held three meetings in 1999.

BOARD AND COMMITTEE MEETINGS

  During 1999, the Board held 12 meetings and the committees described above held 31 meetings. Average attendance at all such meetings was 92%. Each incumbent director attended at least 75% of the total number of board and committee meetings he or she was eligible to attend, with the exception of Robert A. Lutz who attended 74%.

COMPENSATION OF DIRECTORS

  The Company paid each director an annual retainer of $28,000 and an additional $1,000 for each Board and committee meeting attended during 1999. Committee chairmen are paid an annual retainer of $3,000. Any director who performs extraordinary services for the Board at the request of the Chairman of the Board or the chairman of a committee is paid $1,000 per day. In December, 1999 the annual retainer was increased to $32,000. Directors are reimbursed for all reasonable expenses in attending these meetings and in performing extraordinary services. Directors who are employees of the Company do not receive any compensation for their service as directors.

  The 1993 Stock Plan For Non-Employee Directors provides that 30% of the retainer earned by each director is paid in shares of Common Stock, issued following the close of the fiscal year. In addition, directors may defer payment of all or a portion of their remaining retainer fees, Committee Chairman retainer fees and/or Board and committee meeting fees. Deferred compensation may either be distributed in shares of Common Stock, issued after the close of the fiscal year, or placed in a stock unit account until the conclusion of a director-specified deferral period, generally for a minimum of two years from the time the compensation is earned. All deferral elections must be made prior to the beginning of the year for which the retainer and fees will be paid. Directors are credited with dividend equivalents in connection with the shares of Common Stock, which are distributed early in the year following the year earned or deferred into the stock unit account. The Board has adopted a Company stock ownership guideline for outside directors which encourages directors to hold shares of Common Stock equal in market value to three times the annual retainer, to be achieved within five years of joining the Board (for existing directors, five years from the 1995 date of adoption).

  The 1995 Stock Option Plan for Non-Employee Directors, as amended, provides for the annual grant of options to each non-employee director to purchase 1,500 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the grant date. The options have a term of ten years. If the individual ceases to serve as a director, the options continue to be exercisable for the lesser of five years or the expiration of the original term of the options. If termination is for cause, the options terminate when the director ceases to serve.

  The Northrop Grumman Corporation Board of Directors Retirement Plan (the "Retirement Plan") provides that outside directors, as defined in the Company's Bylaws, are eligible to receive a retirement benefit if they retire from the Board following completion of at least five or more consecutive years of service as an outside Board member. Outside directors are also eligible for benefits if they are ineligible to stand for election because they will have attained age 70 prior to the Company's Annual Meeting of Stockholders at which such election is held and have not completed at least five consecutive years of service as an outside director. The annual benefit payable is equal to the annual retainer then being paid to active directors or such lesser amount as is provided for under the Retirement Plan. Benefits are payable for ten years or less (as set forth in the Retirement Plan), from the director's retirement date. In the case of a director's death while receiving benefits, the benefits are payable to the director's surviving spouse, as defined in the Retirement Plan. In the event of a change in control (as defined in the Retirement Plan), all outside directors serving on the Board at that time shall be immediately vested and entitled to an annual benefit amount for each year of consecutive service. In addition, benefits payable under the Retirement Plan have been funded through the establishment of a grantor trust. In March 1997, the Board of Directors terminated the Retirement Plan with respect to future outside directors.

  On March 19, 1997, the Board of Directors adopted the Northrop Grumman Non-Employee Directors Equity Participation Plan (the "Equity Plan" and, together with the Retirement Plan, collectively, the "Directors Plans"). The Equity Plan is applicable to outside directors who become such after March 1, 1997 and directors serving prior to that date who elected to participate in the Equity Plan. Directors who elected to participate in the Equity Plan terminated their participation in the Retirement Plan. Under the Equity Plan, outside directors shall have an amount equal to 50% of their annual retainer credited to an equity participation account and converted into stock units based on the then fair market value of the Common Stock. Beginning in 2001 the Company will also credit an amount equal to 5% of their annual retainer to the equity participation account unless: (1) no amount was appropriated for payment of awards with respect to the preceding calendar year pursuant to the Company's Incentive Compensation Plan or (2) the Company did not attain the pre-established financial and non-financial measures set by the Compensation and Management Development Committee for payment of awards pursuant to such Incentive Compensation Plan with respect to that preceding year. Each stock unit will be credited with dividend equivalents, which will be deemed reinvested in additional stock units. Each outside director who terminates service after three or more years of service shall be entitled to receive cash payments from the equity participation account in a number of annual installments equal to the number of years for which benefits have been accrued (not to exceed ten), each installment to be in an amount equal to the dollar value of the equity participation account based on Common Stock value as of the date of determination of the installment payment, divided by the number of installments then remaining to be paid. Upon a change in control (as defined in the Equity Plan) benefits under the Equity Plan immediately vest. The Board of Directors believes that the Equity Plan will further align the interests of the directors with the interests of the stockholders by making this part of the directors' benefits dependent upon the value of the Common Stock.

        REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

  The Compensation and Management Development Committee of the Board of Directors (the "Compensation Committee") has furnished the following report on executive compensation applicable to employees elected as executive officers of the Company. The Compensation Committee is comprised exclusively of outside directors.

Compensation Philosophy

  The Company's executive compensation program is designed to promote recruitment and retention of key employees of exceptional ability and motivate them to superior performance. It is comprised of linked plans that encourage and reward participants for achieving superior current performance, financial results exceeding specific thresholds, and long-term prosperous growth.

  Major components of executive compensation are at risk and vary directly in their amount with each executive's impact on desired business results. Successful accomplishment of business goals in both annual operating performance and resulting stockholder value can produce significant individual rewards. Failure to attain business goals will have a negative effect on rewards.

  In addition to variations attributable to individual performance against business goals and Company performance, executive total compensation is influenced directly by competitive considerations. Base salaries of executives are targeted at a competitive market median on a job-by-job basis with individual variations explained by differences in experience, skills and sustained performance. Annual incentive compensation and long-term incentive stock compensation vary with individual job level, scope and overall influence on the Company's business results and individual, unit and Company performance.

  Normalized for these individual variations, annual total cash compensation -- the sum of base salary and annual incentive compensation--will be lower than competitive market median in years of below target performance, and above competitive market median in years performance exceeds target.

Deductibility of Compensation

  Section 162(m) of the Internal Revenue Code ("Code") generally limits the tax deduction to $1 million for compensation paid to the corporation's chief executive officer ("CEO") and the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit.

  In 1995 and 1996 stockholders approved amendments to the Company's Long-Term Incentive Stock Plan ("1993 Stock Plan") to meet the performance-based criteria of Section 162(m) with respect to some but not necessarily all of the awards under the 1993 Stock Plan.

  Payments pursuant to the 1973 Incentive Compensation Plan ("Incentive Plan") are also subject to Section 162(m) of the Code. Although the Incentive Plan is performance driven, it did not meet the performance based criteria of Section 162(m) and therefore, the CEO elected to defer 1996, 1997 and 1998 cash compensation to the extent that it would cause the loss of a deduction under
Section 162(m).

  In December 1998, the Compensation Committee approved amendments to the Incentive Plan to comply with the performance based criteria of Section 162(m) and in May 1999 stockholders adopted the amended and restated Incentive Compensation Plan. As a result, compensation paid under the Incentive Plan for 1999 and thereafter should be deductible.

Measuring Company Performance

  Consistent with the Company's business plan, management in each organizational element prepares and submits for assessment an Annual Operating Plan containing Financial and Supplemental Goals together with defined performance measures and numerical weights.

  . Financial Goals focus on operating earnings, cash flow and stockholder value metrics.

  . Supplemental Goals focus on such factors as customer satisfaction, new product development, new business initiatives, productivity, quality improvement, workplace diversity, management development, and environmental management.

  Annually, the Compensation Committee reviews, approves or--at its discretion--modifies the CEO's written proposal of goals and numerical values for Performance Measurement Factors. Performance highlights against 1999 goals can be found below in Chief Executive Officer 1999 Compensation.

  For Performance Year 1999 the Compensation Committee established Performance Measurement Factors addressing Shareholder Value Creation, Pre-tax Return on 3-Year Average Stockholder Equity, Cash Flow and Supplemental Goals in order to judge the company's performance and that of executive officers.

Determining Competitive Compensation

  In determining base salaries and incentive compensation for the named executive officers, sources of competitive compensation information are independent surveys of industry peer companies. Peer companies include:

  . Companies comprising the aerospace and defense group depicted in the performance graph in the Shareowner Return Performance Presentation following this Report;

  .  Other companies designated by the Compensation Committee.

  The Company uses executive surveys provided by Hewitt Associates and Towers Perrin as well as periodic custom surveys of companies selected by the Compensation Committee to assess competitiveness of executive compensation.

  Competitive award guidelines contained in the Company's Long-Term Incentive Stock Plan Guide to Administration have been established by the Compensation Committee with the assistance of Frederic W. Cook, Inc., an independent compensation consulting firm.

Establishing Executive Compensation

  The Company's executive compensation program includes the following linked elements:

  .  Base Salary

  .  Annual Incentive Compensation

  .  Long-Term Incentive Compensation.

 Base Salary

  Annually, the Compensation Committee reviews, and accepts or modifies as it deems appropriate, base salary recommendations submitted by the CEO for executive officers (other than the CEO). Separately, the Compensation Committee reviews the base salary of the CEO, considering competitive compensation data, its assessment of past performance and its expectation of future contributions. The Board then approves or modifies the Compensation Committee's recommendations for executive officers and the CEO.

 Annual Incentive Compensation

  Executive officers are eligible for incentive compensation annually under the Company's stockholder-approved 1973 Incentive Plan as amended. Performance criteria, as approved by shareholders, include objective tests of operating income and return on equity. The Committee appropriates an amount (Tentative Appropriated Incentive Compensation) to the Plan equal to 3% of the Company's income before income taxes. However, no appropriation shall be made with respect to any Performance Year that would reduce the pre-tax return on stockholder equity below 10%, or in which no dividend is declared on common stock.

  As stipulated by the Plan, the maximum potential individual Incentive Compensation award for a Performance Year for an executive officer shall be the lesser of $3,000,000 or the respective percentage of Appropriated Incentive Compensation, as follows:

       Chief Executive Officer:            30.0%
       Each Other Section 162(m) Officer:  17.5%

  Accompanying his annual performance report, the CEO submits recommendations to the Compensation Committee for individual incentive awards for the executive officers, except the CEO, which reflect judgments as to contributions to the accomplishment of annual goals and the Company's long-term business plan. Separately, the Compensation Committee considers an incentive compensation award for the CEO based on its assessment of performance.

  As part of this process, the Committee reviews the amount of the total Tentative Appropriated Incentive Compensation for that Performance Year and in its sole discretion may reduce (but not increase) that amount after taking into account the overall performance of the Company in the attainment of predetermined financial and non-financial objectives selected by the Committee. Each executive officer's Incentive Compensation award is based upon the foregoing and the Committee's assessment of the individual's performance. The incentive compensation determinations for the executive officers and the CEO must be ratified by the Board.

 Long-Term Incentive Compensation

  The 1993 Stock Plan provides the flexibility to grant awards in a variety of forms spanning a number of years, including stock options, restricted stock rights (RSRs) and restricted performance stock rights (RPSRs). The purpose of this form of compensation is to establish long-term performance horizons for participants. By promoting ownership of the Company's common stock, the 1993 Stock Plan creates stockholder-managers interested in the sustained growth and prosperity of the Company.

  In November 1998 elected and appointed officers were awarded a grant of premium priced stock options. The CEO received 1/3 of his stock options at a 20% premium over the market value on the date of grant, 1/3 at a 35% premium and 1/3 at a 60% premium. Elected and appointed officers received 1/2 of their options at a

20% premium over the market value on the date of grant and 1/2 at a 35% premium. Premium stock options have a positive spread value only when the price at exercise exceeds the market price on date of grant by an amount greater than the premium. The next regular grant of stock options for these executives is planned for May 2001.

  In late 1999 the Committee recognized that the potential value of the premium priced options granted in 1998 had significantly diminished due, in large part, to the general downturn of stock prices in the aerospace and defense sector. The Company's stock price declined despite the overall improvement in financial performance. Based on a recommendation of the Committee, the Board approved grants of Restricted Stock Rights to affected elected and appointed officers in order to ensure retention of those key executives. Vesting of the Restricted Stock Rights occurs over five years and is predicated on continued employment with the Company.

  In 1998, to further promote alignment of management and stockholder interests, the Board adopted Stock Ownership Guidelines for the CEO and other officers of the Company. These guidelines contemplate that officers own Company stock denominated as a percentage of their annual salaries, accumulated over a 3-year period: seven (7) times annual salary for the CEO; three (3) times annual salary for other elected officers; one and one-half times annual salary for appointed officers.

1999 Chief Executive Officer Compensation

  After giving careful consideration to executive compensation survey data from nationally recognized survey sources, the Committee recommended and the Board approved a 5% salary increase to Mr. Kresa in 1999 to maintain its philosophy of targeting executive salaries at the market 50th percentile.

  In considering the performance of Mr. Kresa and establishing his annual incentive compensation, the Committee reviewed the overall performance of the Company against the 1999 financial and supplemental goals and Mr. Kresa's contributions during the year. The Committee noted that the Company exceeded most of the Performance Measurement Criteria set forth at the beginning of the period. Additionally, the Committee recognized that under Mr. Kresa's leadership the Company:

  . Strengthened its position within the industry, successfully resolved key customer issues such as the Joint STARS claim, and successfully resolved operating issues in the DIRCM program, which is now in production for both the U.S. and Great Britain;

  . Generated a record $1.2 billion in cash from operations and reduced its net debt by $700 million, from $2.8 billion at the end of 1998 to $2.1 billion at December 31, 1999;

  . Won several important contracts in line with its strategy to move into businesses with cutting-edge products and services. Logicon reported record results across the board and the Electronics Sensors and Systems Sector (ESSS) achieved more than $3.1 billion in acquisitions despite delays in several of its international contracts;

  . Won contracted Contract Research and Development programs valued at $285 million, exceeding goal;

  . Successfully completed all planned remediation and test activities to ensure all information systems were Y2K compliant before year-end.

  Based on its assessment, the Committee determined and the Board ratified an incentive compensation award for Mr. Kresa for 1999 as depicted in the Summary Compensation Table.

             THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

                        RICHARD J. STEGEMEIER, CHAIRMAN
                                JACK R. BORSTING
                               JOHN T. CHAIN, JR.
                                  JACK EDWARDS
                                 JOHN E. ROBSON

Stockholder Return Performance Presentation

  The line graph below compares the relative change for the 5 year period ended December 31, 1999 in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S&P Composite-500 Stock Index, and the S&P Aerospace/Defense Index comprised of The Boeing Company, General Dynamics Corporation, B.F. Goodrich, Lockheed Martin Corporation, Northrop Grumman Corporation, Raytheon Company (B), Rockwell International Corporation and United Technologies Corporation.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                      AMONG NORTHROP GRUMMAN CORPORATION,
                  S&P 500 INDEX & S&P AEROSPACE/DEFENSE INDEX

                          [GRAPH OF NORTHROP GRUMMAN]

Measurement Period           NORTHROP       S&P          S&P
(Fiscal Year Covered)        GRUMMAN        500 INDEX    AEROSPACE/DEFENSE
-------------------          ----------     ---------    -----------------
Measurement Pt-1994          $100           $100         $100
FYE 1995                     $156           $137         $165
FYE 1996                     $206           $168         $212
FYE 1997                     $290           $224         $220
FYE 1998                     $188           $287         $203
FYE 1999                     $143           $347         $198

                            EXECUTIVE COMPENSATION

  The table below shows the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1999, 1998 and 1997 of the Named Executive Officers at December 31, 1999:

                          SUMMARY COMPENSATION TABLE

                                      Annual Compensation                  Long-Term Compensation
                              --------------------------------------- --------------------------------
                                                                             Awards          Payouts
                                                                      --------------------- ----------
                                                            Other     Restricted Securities
        Name and                                            Annual      Stock    Underlying             All Other
       Principal                                         Compensation  Award(s)   Options/     LTIP    Compensation
        Position         Year Salary($)(1) Bonus($)          ($)       (2) ($)    SARs(#)   Payouts($)    ($)(3)
       ---------         ---- ------------ ---------     ------------ ---------- ---------- ---------- ------------
1) KENT KRESA..........  1999   936,346    1,400,000      296,420(4)  1,384,250                           6,400
 Chairman of the Board,
  President              1998   900,000            0       50,068(5)              200,000           *     6,400
 and Chief Executive
  Officer                1997   889,167    1,711,125       66,308(6)                        2,303,220     6,400

2) RICHARD B. WAUGH,
 JR....................  1999   436,154      400,000                    565,000                           6,400
 Corporate Vice
  President              1998   390,885       92,000       56,217(7)               75,000           *     6,400
 and Chief Financial
  Officer                1997   370,833      530,000                                          803,390     6,400

3) JAMES G. ROCHE......  1999   444,231      425,000       65,299(8)    565,000                           6,400
 Corporate Vice
  President              1998   385,731      111,000       63,527(9)               75,000           *     6,400
 and President
  Electronic Sensors     1997   358,333      450,000                                          669,645     6,400
 and Systems Sector

4) HERBERT W.
 ANDERSON..............  1999   369,231      575,000(10)                508,500     7,500                 6,400
 Corporate Vice
  President,             1998   306,827      182,000(10)                           60,000           *     6,400
 President and Chief
  Executive              1997   265,833      285,000       64,896(11)                                     6,400
 Officer, Logicon, Inc.

5) RALPH D. CROSBY,
 JR....................  1999   436,154      400,000       59,814(12)   565,000                           6,400
 Corporate Vice
  President and          1998   357,693       50,000                               75,000           *     6,400
 President, Integrated
  Systems                1997   316,666      385,000                                          696,440     6,400
 and Aerostructures
  Sector

-------
 (1) The amounts listed in this column do not include amounts paid for vacation hours accrued but not used for the following individuals in the following years: Mr. Waugh: $12,100 in 1999, $9,109 in 1998, $10,096 in
      1997; Dr. Roche: $23,468 in 1999, $16,053 in 1998, $19,903 in 1997; Mr.
      Anderson: $1,062 in 1999, $1,292 in 1998, $19,332 in 1997; and Mr.
      Crosby: $4,185 in 1998, $3,692 in 1997.

 (2) RSRs vest over a five year period with 20% of the total grant vesting one year after the date of the grant and 20% vesting annually thereafter. There are no dividends paid on RSRs.

 (3) "All Other Compensation" consists of Company contributions to the Northrop Grumman Savings and Investment Plan for the Named Executive Officers.

 (4) As a result of the Company's decision in 1997 to relocate its corporate offices to Northern Virginia and the subsequent abandonment of that decision following the termination of the proposed merger with Lockheed Martin Corporation, the Company in 1999 paid $211,200 to a third party relocation company in connection with the relocation company's purchase (at appraised value) of the Alexandria, Virginia house that Mr. Kresa had purchased in connection with the planned Corporate office move. It also paid $31,229 to transport Mr. Kresa's household goods to California under its applicable policies.

 (5) Amount includes $20,464 for car allowance and $17,526 for premium amounts paid on behalf of Mr. Kresa for life, accidental death and dismemberment, medical, dental and long-term disability insurance.

 (6)  Amount includes, among other items, $19,872 for car allowance.

 (7) Amount includes $17,295 for car allowance, $15,000 for income tax preparation services and $18,838 for premium amounts paid on behalf of Mr. Waugh for life, accidental death and dismemberment, medical, dental and long-term disability insurance.

 (8) Amount includes, among other items, $16,571 for spouse travel.

 (9) Amount includes, among other items, $15,934 for car allowance.

(10) In connection with the merger with Logicon, Inc. and the Company's desire to retain certain key employees, the Company paid Mr. Anderson bonus compensation equal to 33 1/3% of his pre-merger base salary one year following the merger and 66 2/3% of pre-merger base salary two years following the merger. Under this arrangement, Mr. Anderson received $90,000 in 1998 and $180,000 in 1999.

(11) Amount includes $31,194 in moving expenses incurred by Mr. Anderson in his transfer to the Logicon Sector.

(12) Amount includes $17,940 for car allowance and $18,947 for spouse travel.

  * Upon the February 26, 1998 shareholder vote in favor of the proposed merger of the Company with Lockheed Martin Corporation (the "Merger Vote"), the unvested RPSRs under the 1993 Stock Plan vested and became distributable. In response to these accelerations, the Compensation Committee and the Board of Directors adopted a program ("Program") to preserve the incentive and employee-retention benefits of such amounts. The Program involved placing in escrow the net shares of Company stock issued to the executive officers after the acceleration. Fifty percent of the number of RPSRs that vested upon the shareholder vote were issued, and the remaining fifty percent was deemed tax owed with respect to the vested RPSRs. Of the fifty percent deemed tax owed, any amount in excess of the amount each executive officer previously instructed the Company to withhold for taxes was paid to the executive officer in cash. The shares issued were placed in escrow pursuant to the terms of the Program as described on Page 22, and remained subject to the risks of forfeiture, company performance and overall market conditions until the expiration of the escrow period and the release of those shares on March 1, 2000.

     The 1993 Stock Plan provides for release of RPSRs in annual interim installments in the third and fourth years, with final reconciliation in the fifth year in the event payments are then due to the executive. For the Named Executive Officers, the numbers of shares placed in escrow and the aggregate dollar value of RPSR shares which vested under the 1993 Stock Plan are as follows:

     Mr. Kresa, 43,926 shares, $12,145,539; Mr. Waugh, 13,276 shares,
     $3,670,952; Dr. Roche, 12,328 shares, $3,408,554; Mr. Anderson, 11,899 shares, $3,290,074; and Mr. Crosby, 12,365 shares, $3,418,923. The dollar amounts of the RPSR shares that accelerated were calculated using the vesting date price per share of $138.25. On March 1, 2000, the date the escrow period expired, the price of a share of Company stock was $43.8125.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The table below shows individual grants of stock options made in 1999 to a named executive officer.

                       Option Grants in Last Fiscal Year

                                                                                          Potential Realizable Value
                                                                                            At Assumed Annual Rates
                                                                                          of Stock Price Appreciation
                                                Individual Grants                             for Option Term (1)
                         ---------------------------------------------------------------- ----------------------------
                         Number of Securities  % of Total Options  Exercise or
                          Underlying Options  Granted to Employees Base Price  Expiration
                           Granted (#) (2)       in Fiscal Year      ($/Sh)       Date       5% (#)        10% ($)
                         -------------------- -------------------- ----------- ---------- ------------- --------------
Herbert W. Anderson.....        3,750                 2.13           88.125      8/2/09         102,079       358,291
                                3,750                 2.13           99.141      8/2/09          60,769       316,981

--------
(1) The potential realizable value of each grant of options assuming that the market price of the Company's Common Stock from the date of grant ($70.8125) to the end of the option term (10 years) appreciates in value at an annualized rate of 5% and 10%.
(2) The first installment of 25% of the total grant becomes exercisable two years after the date of the grant, with 25% vesting annually thereafter.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                                              Value of
                                                                                            Unexercised
                                                                        Number of           In-the-Money
                                                                  Securities Underlying      Options at
                                                                 Unexercised Options at      FY-End($)
                          Shares Acquired on                            FY-End(#)           Exercisable/
Name                         Exercise (#)    Value Realized ($) Exercisable/Unexercisable Unexercisable(1)
----                      ------------------ ------------------ ------------------------- ----------------
Kent Kresa..............     500,000(/2/)        18,875,000          161,400/200,000        1,072,450/0
Richard B. Waugh, Jr. ..          0                  0                 60,400/75,000          767,362/0
James G. Roche..........          0                  0                 22,500/75,000              0/0
Herbert W. Anderson.....          0                  0                 40,620/67,500          369,696/0
Ralph D. Crosby, Jr. ...        2,780              98,500              39,900/75,000          284,637/0

--------
(1) Based on the market value at December 31, 1999 of $54.0625
(2) The options exercised by Mr. Kresa on November 23, 1999 had an expiration date of January 3, 2000. After paying the exercise price and related taxes in transactions with the Company as provided in the Plan, he received 218,545 shares.

Restricted Performance Stock Rights Grants in Last Fiscal Year

  There is shown below information concerning grants of Restricted Performance Stock Rights made to Named Executive Officers during the last completed fiscal year.

             LONG TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                                                   Estimated Future Payouts Under
                         Number of Shares,    Performance or        Non-Stock Price-Based Plans
                          Units or Other    Other Period Until  ------------------------------------
Name                      Rights (#) (1)   Maturation or Payout Threshold (#) Target (#) Maximum (#)
----                     ----------------- -------------------- ------------- ---------- -----------
Herbert W. Anderson.....       1,500              5 yrs.               0        1,500       2,250

--------
(1) The number of Restricted Performance Stock Rights that may be earned under the 1993 Stock Plan is based on Company total stockholder return compared to that of companies in the Industry Peer Group. Earnouts over a five year performance period range from 0% to 150% of the rights awarded. Dividend equivalents will be distributed in shares on those shares earned over the five year period. Interim payments may be made if earned by prorata performance at the end of years 3 and 4. Interim payments are reconciled with and offset by any final payment due at the end of year 5 based on performance. In the unlikely event that the sum of interim payments made at the end of years 3 and 4 exceed the final payment due, no restoration of shares received will be required.

Pension Plans

  For purposes of illustration, the following table shows the amount of annual retirement benefits that would be accrued at age 65 under the Northrop Grumman Pension Plan (the "Pension Plan"), as supplemented by the Northrop Corporation ERISA Supplemental Plan 1 ("ERISA 1") and the ERISA Supplemental Program 2 ("ERISA 2") (collectively, the "Supplemental Retirement Plans").

   Annual
  Average
Compensation
 (highest 3                         Years of Benefit Service
years out of  --------------------------------------------------------------------
  last 10)       5        10       15       20        25         30         35
------------  -------- -------- -------- -------- ---------- ---------- ----------
$  100,000    $  8,300 $ 16,700 $ 25,000 $ 33,300 $   41,700 $   50,000 $   50,000
   150,000      12,500   25,000   37,500   50,000     62,500     75,000     75,000
   200,000      16,700   33,300   50,000   66,700     83,300    100,000    100,000
   250,000      20,800   41,700   62,500   83,300    104,200    125,000    125,000
   300,000      25,000   50,000   75,000  100,000    125,000    150,000    150,000
   400,000      33,300   66,700  100,000  133,300    166,700    200,000    200,000
   500,000      41,700   83,300  125,000  166,700    208,300    250,000    250,000
   600,000      50,000  100,000  150,000  200,000    250,000    300,000    300,000
 1,000,000      83,300  166,700  250,000  333,300    416,700    500,000    500,000
 1,400,000     116,700  233,300  350,000  466,700    583,300    700,000    700,000
 1,800,000     150,000  300,000  450,000  600,000    750,000    900,000  1,050,000
 2,200,000     183,300  366,700  550,000  733,300    916,700  1,100,000  1,283,300
 2,600,000     216,700  433,300  650,000  866,700  1,083,300  1,300,000  1,516,700

  Compensation covered by the plans for executive officers is substantially equivalent to salary and bonuses as reflected in the Summary Compensation Table. Benefit Service earned after January 1, 1995 in excess of 30 years will not be taken into account for accrual of retirement benefits. Benefits payable under the Supplemental Retirement Plans have been secured through the establishment of two grantor trusts. The credited years of service under the Pension Plan and Supplemental Retirement Plans of the five individuals named in the Summary Compensation Table are as follows: Mr. Kresa, 25 years; Mr. Waugh, 21 years; Dr. Roche, 16 years; Mr. Anderson, 15 years; and Mr. Crosby, 19 years. Benefits are calculated on a straight life annuity basis at selected compensation levels and years of service reflected in the table above. The listed benefit amounts are not subject to any reduction for Social Security benefits or other offset amounts.

  The Company maintains a Supplemental Retirement Income Program for Senior Executives ("SRI"), under which certain employees are designated by the Board of Directors to receive benefits in lieu of benefits otherwise payable under the Pension Plan and the Supplemental Retirement Plans. The amount of the supplemental benefit under the SRI is equal to the greater of (1) the participant's benefit under the Pension Plan calculated without regard to the limits imposed under Sections 415 and 401(a)(17) of the Code, or (2) a fixed percentage of the participant's final average salary (which term includes bonus and is based on the highest 3 years out of the last 5) equal to 30% at age 55, increasing 4% for each year up to and including age 60, and increasing 2% for each year beyond age 60 to 65, in each case offset by the benefit allowable under the Pension Plan. Mr. Kresa, who is eligible to receive an annual benefit (estimated to be $1,566,675 payable at age 65, assuming continued employment and based upon estimated levels of final average salary) under SRI, is the only Named Executive Officer currently participating in the SRI. SRI eligibility, in addition to designation by the Board of Directors requires the attainment of age 55 and 10 years of vesting service. The vesting service requirement may be waived by the CEO.

  On February 25, 1998, the Northrop Grumman Board adopted the CPC Supplemental Executive Retirement Program (the "CPC SERP"). The CPC SERP is applicable to elected officers who report directly to the CEO (which group currently consists of seven elected executive officers of Northrop Grumman as of January 1, 2000). The CPC SERP provides to each participant a pension accrual of 1.667% of final average pay for each year or portion thereof that the participant has served as an elected officer reporting to the CEO. The total accrual percentage under the CPC SERP cannot exceed the greater of the maximum of 1) 10% or 2) the percentage necessary for the participant to receive an annuity of 50% of final average salary when all pension benefits are taken in total. This provides a pension accrual to the elected officer for the period that he has served as such, in addition to regular pension benefits payable from Northrop Grumman's tax qualified and supplemental retirement plans on the basis of all creditable years of service. The benefits paid from this plan are paid in a lump sum or in installments upon termination of employment. The amount is the actuarial equivalent of the straight life benefit beginning on the retirement date. The compensation used in the calculation of benefit is the same as for the qualified plan. The pension table is applicable if benefit years of service is considered only for CPC Service. The CPC service years for the four Named Executive Officers who report directly to the CEO are as follows: Mr. Waugh 7.08, Dr. Roche, 7.58, Mr. Anderson 5.00, and Mr. Crosby, 5.58.

Change in Control Arrangements

  March 2000 Special Agreements. Effective March 1, 2000, Northrop Grumman entered into special severance agreements (the "March 2000 Special Agreements") with its executive officers, including Messrs. Kresa, Waugh, Roche, Anderson and Crosby. The purpose of the March 2000 Special Agreements is to encourage these key executives to continue to carry out their duties in the event of the possibility of a change in control of Northrop Grumman.

  The March 2000 Special Agreements are generally effective until February 28, 2003. The term of the March 2000 Special Agreements will be extended for additional one-year periods until notice is given that the agreements will terminate. If a Change in Control (as defined below) occurs during the term of the agreements, the term of the agreements will not end earlier than two years following the Change in Control. The March 2000 Special Agreements replace Northrop Grumman's "Special Agreements" that generally were entered into in August 1996 and terminated in February 2000.

  Under the March 2000 Special Agreements, a "Change in Control," is generally deemed to occur when (1) certain persons acquire more than 33 1/3% of Northrop Grumman's voting securities; (2) certain majority changes in Northrop Grumman's Board of Directors occur during a 24-month period; (3) Northrop Grumman is liquidated or all or substantially all of Northrop Grumman's assets are sold in one or a series of related transactions; or (4) Northrop Grumman is merged, consolidated, or reorganized and Northrop Grumman's stockholders before the event do not own more than 50% of the voting stock of the resulting or surviving entity.

  Executives are entitled to severance benefits under the March 2000 Special Agreements only (1) upon a termination of the executive's employment that constitutes a Qualifying Termination, and (2) only if the termination occurs during a Protected Period (as defined below) prior to a Change in Control or in the 24-month period following a Change in Control. A "Qualifying Termination" generally means that the executive's employment by Northrop Grumman is terminated by the Company for any reason other than Cause (as defined below) or by the executive for Good Reason (as defined below), that Northrop Grumman breaches the agreement, or that a successor breaches or fails to assume the agreement.

  The "Protected Period" is the period of time that the executive is entitled to severance protections under the March 2000 Special Agreement prior to a Change in Control. Depending on the nature of the Change in Control, the Protected Period may commence as early as six months prior to a Change in Control event.

  The March 2000 Special Agreements define "Cause" as: (1) the executive's conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony; or (2) the willful engaging by the executive in misconduct which would have resulted in the executive's termination by Northrop Grumman under its policies and practices applicable to the executive on September 1, 1999. However, no act or failure to act, on an executive's part, will be considered "willful" for this purpose unless done, or omitted to be done, by the executive not in good faith and without reasonable belief that the act or omission was in the best interest of Northrop Grumman.

  "Good Reason" is defined in the March 2000 Special Agreements to include:
(1) certain material reductions in the nature or status of the executive's authorities, duties and/or responsibilities (when such authorities, duties, and/or responsibilities are viewed in the aggregate); (2) a reduction of the executive's base salary as in effect on the date of the agreement or as increased thereafter; (3) a significant reduction of the executive's aggregate incentive opportunities under the Northrop Grumman short and/or long term incentive programs as such opportunities exist on the date of the agreement or as increased thereafter; (4) Northrop Grumman's failure to maintain the executive's relative level of coverage and accruals under the Company's employee benefit and/or retirement plans, policies, practices or arrangements in which the executive participates as of the date of the agreement; (5) the failure of Northrop Grumman to obtain a satisfactory agreement from any successor to assume and agree to perform Northrop Grumman's obligations under the agreement; and (6) any purported termination of the executive's employment with Northrop Grumman that is not effected pursuant to the procedures set forth in the agreement. If an executive is a vice president, the executive's loss of vice president status (other than a promotion to a higher level office) will constitute Good Reason. In addition, if an executive reports directly to the Northrop Grumman Chief Executive Officer immediately prior to the start of the Protected Period, Good Reason will be deemed to exist if the executive's reporting relationship is changed such that the executive does not report to one of the following: the Chairman of the Northrop Grumman Board of Directors, or the Northrop Grumman Chief Executive Officer, President, or Chief Operating Officer.

  Severance benefits generally consist of: (1) an amount equal to three times the executive's highest annualized base salary earned with respect to the three full fiscal years prior to the date of the termination of the executive's employment; (2) an amount equal to three times the greater of (a) the average of the executive's bonus earned with respect to the three full fiscal years prior to the date of the termination of the executive's employment or (b) the executive's target annual bonus established for the bonus plan year during which the executive's termination occurs; (3) an amount equal to the executive's unpaid base salary and accrued vacation pay through the effective date of termination, together with a pro rata portion of the executive's target bonus for the bonus plan year during which termination occurs; (4) continuation for 36 months following the effective date of termination of all benefits pursuant to all welfare benefit plans under which the executive or his family is eligible to receive benefits as of the effective date of the Change in Control, and further continuation of medical benefits for the lives of the executive and his spouse; (5) a lump sum cash payment representing the present value of the executive's benefits accrued under Northrop Grumman's qualified defined benefit pension plan and supplemental retirement plans (calculated as though the executive's employment had continued for three years) offset by the actuarial present value equivalent of the benefits payable to the executive from Northrop Grumman's qualified defined benefit pension plan accrued through the effective date of termination; and (6) a lump sum cash payment equal to the entire balance of the executive's deferred compensation, if any, together with any interest thereon. Executives had the ability to elect, on or before March 1, 2000, an override of the benefit described in clause (5). If an executive elected an override, his supplemental retirement plan benefits will be paid in accordance with the provisions of those plans rather than an automatic lump sum payment.

  The March 2000 Special Agreements also provide that if, following a Change in Control, excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") apply to payments made under the March 2000 Special Agreements or other plans or agreements, the executive will be entitled to receive an additional payment (net of income, Medicare and excise taxes) to compensate the executive for any excise tax imposed.

  Long-Term Incentive Stock Plans. The 1993 Stock Plan and the 1987 Stock Plan (collectively, the "Stock Plans"), permit grants to selected employees of the Company consisting of stock options ("Stock Options"), RPSRs, RSRs and RASs. A Stock Option granted under the Stock Plans is a right to purchase a number of shares of Common Stock for a specified period of time at a price per share not less than the fair market value on the date of grant. An RPSR is a right to receive a number of shares of Common Stock on a specified future date conditioned upon continued employment and Northrop Grumman's achievement of specified performance in relation to a list of peer companies. RSRs are the right to receive a specified number of shares of Common Stock contingent upon continued employment with the Company and other terms set forth in the Stock Plans. RASs are restricted shares of Common Stock granted under the 1987 Stock Plan.

  Prior to amendment of the 1993 Stock Plan on November 18, 1998, under the Stock Plans, a "Change in Control" had the same definition as used in the Special Agreements. Consequently, the Merger Vote constituted a "Change in Control" for purposes of the Stock Plans, and, upon the Merger Vote, (a) all Stock Options under the Stock Plans outstanding as of February 26, 1998 vested and became fully exercisable; (b) the RPSRs under the Stock Plans outstanding as of February 26, 1998 vested and became payable in shares of Northrop Grumman Common Stock, which payment is calculated based upon attainment of certain stock price performance targets; and (c) the RSRs and RASs under the Stock Plans outstanding as of February 26, 1998 vested and became distributable.

  On November 18, 1998, the Board amended the 1993 Stock Plan to provide that the vesting of stock options would not accelerate upon a vote of the Stockholders favoring a change in control of the Company. Rather, options would accelerate: (i) if a successor company failed to continue those options; or (ii) if continued only following both an actual close of a change in control transaction and either termination of an option holder not for Cause or termination by an option holder for Good Reason. Following a change in control, RPSRs would accelerate only prorated on time lapsed from the start of the performance period for which they were granted.

  1998 Restricted Stock Rights Plan. In response to the acceleration of RPSR, RSR and RAS stock awards under the Stock Plans caused by the Merger Vote, the uncertainty created by the Government's decision to challenge the Merger on antitrust grounds and the Company's agreement to defer the closing of the Merger pending resolution of the Government's antitrust challenge, the Compensation Committee and the Board of Directors of the Company concluded that it was appropriate to adopt a program that would undertake to ensure that receipt by the Company's executive officers and key employees of shares ("Shares") of Common Stock issuable pursuant to the RPSR, RSR and RAS stock awards would not adversely affect their incentive to serve the Company's and the stockholders' best interests. The Compensation Committee and the Board of Directors also concluded that a program pursuant to which the Shares were placed into escrow for a period of time would have the effect of creating an incentive for such persons to remain with the Company and to create additional value in the Company in other ways in the event that the Merger was not consummated. Accordingly, on March 24, 1998, the Board of Directors adopted the 1998 Restricted Stock Rights Plan and related Ownership Retention Agreements (the "1998 Plan"). All executive officers of the Company (including the Named Executive Officers) voluntarily agreed to participate in the 1998 Plan and placed their Shares (net of tax withholding as described below) into escrow until the earlier of (i) March 1, 2000, (ii) a "Change in Control" (which includes consummation of the Merger) or (iii) the executive officer's death, qualifying Retirement (as defined therein) subsequent to March 1, 1999, disability or termination by the Company other than for Cause. They also agreed to forfeit their Shares if they voluntarily left the Company other than for Good Reason (which has the same definition as in the Special Agreements) or if they were terminated for Cause. Pursuant to the 1998 Plan, applicable tax owed with respect to receipt of the Shares was deemed to equal the value of the remaining fifty percent of vested Shares as of the vesting date (February 26, 1998), with any amount in excess of the amount the executive officers previously instructed the Company to withhold for taxes paid to the executive officer in cash.

  The 1998 Plan also applied to the vested Shares received by Northrop Grumman key employees other than executive officers, with the addition that, any key employee who voluntarily placed his or her Shares into escrow, also received an award of additional shares ("Additional Shares") of Common Stock when the Merger had not been consummated on or prior to July 1, 1998. The awards made to key employees consisted of a restricted stock right (the "Right") to receive subject to the terms and conditions of the 1998 Plan, a number of Additional Shares equal to 14.5% of the total number of his or her Shares (29% of the shares placed in escrow). As stated on page 17, the escrow period ended and the shares were released on March 1, 2000. The 1998 Plan terminated on March 24, 2000.

Certain Transactions

  Ms. Peters is a partner of the law firm of Gibson, Dunn & Crutcher. Another partner of Gibson, Dunn & Crutcher is a consultant for the Company, providing analysis and advice with respect to pending and proposed legislation. The firm also provided legal counsel in connection with various corporate matters.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. The SEC requires officers, directors and greater than ten percent beneficial owners to furnish the Company with copies of all Forms 3, 4 and 5 they file.

  The Company believes that all its officers, directors and greater than ten percent beneficial owners complied with all their applicable filing requirements for 1999 transactions. This is based on the Company's review of copies of Forms 3, 4 and 5 it has received and written representations from certain reporting persons that they were not required to file a Form 5.

               PROPOSAL TWO: APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors recommends that the stockholders ratify the Board's appointment of Deloitte & Touche LLP as the Company's independent auditors for 2000. Deloitte & Touche LLP served the Company as its independent auditors for 1999. Should the stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Board of Directors will consider this an indication to select other auditors for the following year.

  A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement if such representative desires to do so and also will be available to answer appropriate questions from stockholders.


Vote Required

  The affirmative vote of a majority of the shares of Common Stock voting at the annual meeting (with each share entitled to one vote) is required for approval of this proposal.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ABOVE PROPOSAL.

                     PROPOSAL THREE: STOCKHOLDER PROPOSAL

  The proponent of a stockholder proposal has stated that the proponent intends to present a proposal at the Annual Meeting. The name, address and number of shares held by the proponent will be furnished by the Company upon request to the Corporate Secretary. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

  RESOLVED: Shareholders request company disclosure of all current promises made to foreign governments and foreign firms to offset the cost of weapons purchases with U.S. dollars, exported jobs, foreign plant construction, and technology transfers.

WHAT ARE OFFSETS?

Offsets are agreements by U.S. weapons manufacturers and the U.S. government to direct some benefits--usually jobs or technology--back to the purchasing country as a condition of sale. The value of offsets frequently exceeds the weapons' cost.

Direct offsets transfer purchasing dollars and/or work and military technology (often through licensing or joint production) to the recipient country to produce a U.S. weapon system, its components, or sub-components.

Indirect offsets may involve investments in the purchasing country, counter-trade agreements to market foreign goods, or transfers of commercial technology.

U.S. taxpayers finance offsets by (1) paying for the research and development of weapons and (2) providing grants, loans and loan guarantees for the sale. Offsets also lead to the loss of U.S. jobs.

ARE OFFSET AGREEMENTS PROPRIETARY?

The U.S. arms industry guards information on offsets closely, claiming "proprietary privilege." However, purchasing countries often disclose such information for their own political purposes: to convince their citizens that they are gaining some tangible benefits from the millions or billions of dollars they are spending on arms.

The proponents believe that insofar as U.S. arms manufacturers (1) engage in foreign policy by negotiating private offset agreements with foreign governments, and (2) export domestic jobs while claiming that foreign military sales create jobs, they forfeit their proprietary claims to this information. Sound public policy demands transparency and public debate on these matters.

OFFSET EXAMPLES

Last year, two U.S. companies offered lucrative production-sharing contracts with Israeli military manufacturers, in connection with the companies' bidding on a contract with Israel.

Between 1993 and 1996, U.S. defense companies entered into new offset agreements valued at $15.1 billion in support of $29.1 billion worth of defense contracts. For every dollar a U.S. company received from an arms sale associated with offsets, it returned 52 cents worth of offset obligations to the purchasing country (December 1998 GAO Report, "Defense Trade: U.S. Contractors Employ Diverse Activities to Meet Offset Obligations.")


The $1.8 billion sale of F/A-18 fighters to Spain in 1982 included $1.5 billion in offsets such as agreements to market Spanish-made steel coils, chemicals, sunflower seed oil, sailboats, paper products, zinc and marble in the United States.

The $2.3 billion sale of F/A-18 fighters to Canada in 1982 included offsets that could total 150 percent of the contract value, according to the OMB.

ARMS EXPORTS DON'T CREATE JOBS

The faith-based proponents submit this resolution for Board consideration because arms exports do not create jobs. Current weapons proliferation and the export of jobs and technology through offsets raise profound moral and ethical, as well as fiscal, questions that shareholders should address.

MANAGEMENT'S POSITION

  Northrop Grumman's offset arrangements provide the Company with a competitive advantage in the international defense market. Competition for defense contracts with foreign governments has grown in recent years due to decreased defense spending and increased reliance on local and regional contractors to fulfill military needs. These factors confirm the Company's belief that offset arrangements influence a foreign government's decision to select a defense contractor. Any action by the Company to alter the current offset programs would harm this competitive advantage.

  Typically, the terms of offset arrangements are private and not subject to disclosure. In fact, the existing offset arrangements prohibit the Company from disclosing the terms of the offset and disclosing the specific offset projects that will be implemented. Foreign governments disclose few details about offset programs. Even the U.S. Government has taken the position that offsets are private arrangements between the foreign government and the defense contractor. By disclosing information about offsets, the Company would breach the majority of its existing offset arrangements and hinder its chances of receiving defense contracts from foreign governments.

  Northrop Grumman's international sales provide the means for the Company to create new jobs and maintain its current labor force. While offset may occasionally result in the transfer of some jobs and technology overseas, the benefits from the international contracts--maintaining the production base, adding new jobs in the United States and lowering the per unit price of similar goods and services to the United States Government--outweigh any harmful effects.

  This proposal requires the approval of holders of a majority of the shares voting at the Annual Meeting. Because the proposal is only a recommendation, its approval would not effectuate the changes it references. Offset disclosure would require separate approval by the Board of Directors.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" THE ABOVE PROPOSAL NUMBER THREE.

                                 MISCELLANEOUS

Voting on Other Matters

  Management is not aware of any other business to be transacted at the Annual Meeting other than proposals of stockholders that have been omitted from this proxy statement in accordance with rules of the Securities and Exchange Commission which may be sought to be presented. The Company's Bylaws outline procedures, including minimum notice provisions, for stockholder nomination of directors and submission of other stockholder business to be transacted before the Annual Meeting. A copy of the pertinent Bylaw provisions is available on request to Corporate Secretary, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067. If any such stockholder proposals or other business to be transacted properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons authorized to vote them.

Proposal of Stockholders

  Copies of proposals which stockholders of the Company wish to be included in the Company's proxy statement relating to is Annual Meeting to be held in 2001 must be received by the Company no later than December 4, 2000.

  In addition, the Bylaws of the Corporation establish an advance notice requirement, for any proposal of business to be transacted at an annual meeting of stockholders. Written notice must be delivered to the Secretary of the Company not less than 45 days nor more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the 2000 Annual Meeting of Stockholders, provided, however, that if the date of the 2001 Annual Meeting of Stockholders is advanced more than 30 days prior to, or delayed more than 30 days after, the first anniversary of the date on which the Company first mailed its proxy materials for the 2000 Annual Meeting of Stockholders, then such notice must be delivered on the later of the 90th day prior to the 2001 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2001 Annual Meeting of Stockholders is first made. Such written notice must contain specified information concerning the matter to be brought before such meeting and concerning the stockholder proposing such a matter. Any stockholder desiring a copy of the Bylaws of the Company will be furnished one without charge upon written request to the Secretary of the Company.

  Copies of such proposals should be sent to the Corporate Secretary, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067.

Cost of Soliciting Proxies

  The cost of soliciting proxies in the accompanying form will be paid by the Company. In addition to solicitation by mail, arrangements will, where appropriate, be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. The Company will, upon request, reimburse them for reasonable expenses incurred. The Company has retained Georgeson Shareholder Communications, Inc. of New York at an estimated fee of $12,000 plus reasonable disbursements. Officers, directors and regular employees of the Company may request the return of proxies personally, by means of materials prepared for stockholders and employee-stockholders or by telephone or telegram to the extent deemed appropriate by the Board of Directors. No additional compensation will be paid to such individuals for this activity. The extent to which this solicitation will be necessary will depend upon how promptly proxies are received; therefore, stockholders are urged to return their proxies without delay.

                                          /s/ John H. Mullan
                                          John H. Mullan
                                          Corporate Vice President and
                                           Secretary

April 3, 2000

  NOTICE: THE COMPANY FILED AN ANNUAL REPORT ON FORM 10-K ON FEBRUARY 24, 2000. STOCKHOLDERS OF RECORD ON MARCH 21, 2000 MAY OBTAIN A COPY OF THESE REPORTS WITHOUT CHARGE FROM THE CORPORATE SECRETARY, NORTHROP GRUMMAN CORPORATION, 1840 CENTURY PARK EAST, LOS ANGELES, CALIFORNIA 90067.

                                 DIRECTIONS TO
                         NORTHROP GRUMMAN CORPORATION
                              2000 ANNUAL MEETING
                                OF STOCKHOLDERS

                            Fairmont Miramar Hotel
                            101 Wilshire Boulevard
                           Santa Monica, California

  Take Santa Monica Freeway (10) west to City of Santa Monica. Take Lincoln Boulevard exit and turn right (heading in a northwest direction).

  Go approximately 3/4 of a mile to Wilshire Boulevard and turn left. Go seven blocks to Ocean Avenue and turn right. You will immediately see signs for valet parking on the right side of Ocean Avenue

                                     PROXY

PROXY VOTING
INSTRUCTION
CARD
                         NORTHROP GRUMMAN CORPORATION
                Annual Meeting of Stockholders on May 17, 2000
                   Proxy Solicited by the Board of Directors

     The undersigned hereby authorizes and appoints Richard R. Molleur and John
H. Mullan, and each of them, proxies of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of Northrop Grumman Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California on May 17, 2000 at 10:00 a.m. and at any adjournments thereof, on the following matters as indicated on the reverse side, with all of the powers the undersigned would possess if personally present and voting, as specified below, and in their discretion on any other matters that may properly come before the Annual Meeting and as to which discretionary authority is permitted by applicable law.

     This card also provides confidential voting instructions, as applicable, to the Trustee for shares, if any, held on behalf of the undersigned in any of the Company's Savings Plans.

     THIS PROXY WILL BE VOTED AS DIRECTED. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2 AND "AGAINST" PROPOSAL 3.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

(Continued and to be signed on the other side)

                                  SEE REVERSE
SIDE

- FOLD AND DETACH HERE -

                          NORTHROP GRUMMAN CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 17, 2000
                                   10:00 a.m.

                             Fairmont Miramar Hotel
                             101 Wilshire Boulevard
                        Santa Monica, California 90401

5398

Please mark your
votes as indicated in this example.

This proxy is solicited by the Board of Directors of the Company. This proxy will be voted as marked. If not otherwise marked, this proxy will be voted "FOR" Proposals 1 and 2 and "AGAINST" Proposal 3.

The Board of Directors recommends a vote "FOR" Proposals 1 and 2.

                        FOR                    AGAINST

Proposal 1-Election of Class III directors to hold office for three years.

WITHHELD, for the following nominee(s) only (write name(s) below):


Directors:
John T. Chain, Jr.
Vic Fazio
Kent Kresa

                        FOR        AGAINST      ABSTAIN

 Proposal 2-Proposal to ratify the appointment of Deloitte & Touche LLP as the
                         Company's independent auditor.


         The Board of Directors recommends a vote "AGAINST" Proposal 3.

                        FOR        AGAINST      ABSTAIN

         Proposal 3-Shareholder proposal regarding offset commitments.


--------------------------------------------------------------------------------
SIGNATURE (S)                                       DATE
--------------------------------------------------------------------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                            - FOLD AND DETACH HERE -

                          NORTHROP GRUMMAN CORPORATION
                         PROXY/VOTING INSTRUCTION CARD

Your vote is important. Please consider the issues discussed in the proxy statement and cast your vote by:

          . Accessing the World Wide Web site http://www.eproxyvote.com/noc to vote via the internet.

          . Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

          . Completing, dating, signing and mailing the proxy/instruction card in the U.S. postage paid envelope included with the proxy statement.

You can vote by phone or via the internet anytime on or before May 12, 2000. You will need the control number printed at the top of this instruction card to vote by phone or via the internet. If you do so, you do not need to mail in your proxy card. If you mail your proxy card, it must be received by May 16, 2000.

If shares are held on your behalf under any of the Company Savings Plans, the proxy serves to provide confidential instructions to the plan Trustee who then votes the shares. Instructions must be received by May 12, 2000 to be included in the tabulation for the Trustee's vote.